SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM 12b-25

                           Notification of Late Filing

                        Commission File Number 000-30061
                                               ----------


(Check one):    []  Form 10-K and Form 10-KSB    []  Form 11-K
                []  Form 20-F                    X  Form 10-Q and Form 10-QSB
                []  Form N-SAR

For period ended  June 30, 2004
                 --------------------------------------------------------------

   []       Transition Report on Form 10-K and 10-KSB
   []       Transition Report on Form 20-F
   []       Transition Report on Form 11-K
   []       Transition Report on Form 10-Q and Form 10-QSB
   []       Transition Report on Form N-SAR

For the transition period ended
                               ------------------------------------------------

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

                                     PART I
                             REGISTRANT INFORMATION

         Full name of registrant     Elephant Talk Communications, Inc.
                                -----------------------------------------------

         Former name if applicable
                                  --------------------------------------------

         Address of principal executive office (Street and Number)

                                    438 E. Katella Avenue, Suite 217
                               ------------------------------------------------

         City, State and Zip Code   Orange, California 92867
                                 -----------------------------







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                                     PART II

                             RULE 12b-25(b) AND (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

         [X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

         [X] (b) The subject annual report, semi-annual report, transition report on Forms 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         [X] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.



                                    PART III

                                    NARRATIVE

                 The Registrant's independent auditors have not
                  yet completed the review of the Registrant's
                      June 30, 2004 consolidated financial
                                   statements.


                                     PART IV

                                OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification.

                 Manu Ohri             (714)                    288-1570
                 --------------------------------------------------------------
                  (Name)            (Area Code)            (Telephone Number)

         (2) Have all other periodic reports required under Section 13 or 15(d) or the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                  [X] Yes   [ ] No



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         (3)  Is  it anticipated  that  any  significant  change  in  results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                  [ ] Yes   [X] No





                              Elephant Talk Communications, Inc.
                      -------------------------------------------------
                        (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date: August 12, 2004                                By: /s/ Russelle Choi
                                                     ---------------------
                                                     President & CEO



































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